                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT (this "AGREEMENT") is entered into as of December 29, 1995 between Maxtor Corporation, a Delaware corporation (the "BORROWER"), and Hyundai Electronics America (the "LENDER"), a California corporation.

     Capitalized terms used in this Agreement and not defined elsewhere herein shall have the meanings set forth in Section 8.

                              W I T N E S S E T H :

     WHEREAS, the Borrower, the Lender and Hyundai Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Lender ("HAI"), have entered into that certain Agreement and Plan of Merger dated November 2, 1995 (the "MERGER AGREEMENT") pursuant to which HAI offered to purchase any and all outstanding shares of the common stock of the Borrower and to merge with the Borrower upon the terms and conditions set forth therein;

     WHEREAS, the Borrower has requested that the Lender loan funds to the Borrower for working capital purposes; and

     WHEREAS, the Lender is willing to advance the Borrower up to $100,000,000 on a revolving basis for working capital purposes on the terms set forth herein;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lender and the Borrower hereby agree as follows:

SECTION 1.  THE LOANS

     1.1 REVOLVING LOAN COMMITMENT.

         a. THE COMMITMENT. From time to time prior to the Maturity Date, the Lender, on a revolving basis, agrees to provide to the Borrower advances in accordance with the terms and conditions of this Agreement (the "CREDIT FACILITY"). The total principal amount of all advances outstanding under this Agreement may not exceed at any one time One Hundred Million Dollars ($100,000,000.00). Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow amounts loaned under the Credit Facility. The Borrower may, from time to time, deliver to the Lender in the form of Exhibit A hereto a request for loan in an amount not less than $1,000,000 or more than $30,000,000, in which shall be certified certain information as required thereby ("REQUEST CERTIFICATE"); provided, however, if the principal amount remaining available for draw under the Credit Facility is less than $1,000,000, then the Borrower may submit a Request Certificate to the Lender only for the entire principal amount remaining available for draw under the Credit Facility. At no time shall the Borrower deliver a Request Certificate to the Lender more frequently than once a week.

         b. FUNDING OF LOANS. Within two (2) Business Days of oral notice by the Borrower of a request for an advance and within one (1) Business Day of receipt by the Lender of a Request Certificate relating to such advance, the Lender shall determine in good faith the completeness and accuracy of the information set forth therein (such determination to be conclusive) and shall, if such determination is favorable, remit to the Borrower the amount specified therein (such advances being herein referred to individually as a "LOAN" and collectively as "LOANS").

         c. THE NOTE. The Borrower shall execute and deliver to Lender a promissory note in the form of Exhibit B hereto (the "NOTE"). The Lender is hereby authorized to reflect on the schedule to the Note each advance of a Loan thereunder and the amounts indicated thereon shall be conclusive (in the absence of manifest error) in determining interest and principal balances from time to time outstanding, as provided in the Note.

         d. INTEREST RATE. The outstanding principal balance of each Loan shall bear interest at a fixed rate per annum equal to the sum of (i) the three-month LIBOR rate quoted in The Wall Street Journal on the date of the making of the Loan, plus (ii) sixty-five (65) basis points; provided, however, at no time shall the rate of interest charged on any Loan exceed the maximum amount permitted by any applicable usury law. All interest hereunder shall be computed on the basis of a 360-day year. Any principal or interest on any Loan which is not paid when due (whether as stated, by acceleration or otherwise) shall bear interest at a rate equal to the sum of the interest rate for such Loan (as determined above) plus two hundred (200) basis points.

         e. PRINCIPAL AND INTEREST PAYMENTS. The outstanding principal balance and all accrued and unpaid interest under the Note shall become due and payable on the earlier of (i) April 10, 1996, (ii) the date that is 90 days after the closing of the Merger (as that term is defined in the Merger Agreement), (iii) the date (whichever comes first) that any Person (other than the Lender or any of its Affiliates) shall (A) acquire ownership or control, directly or indirectly, of more than 50% of the voting power of the Borrower, (B) merge with or into the Borrower, or (C) have transferred to it all or substantially all of the assets of the Borrower, or (iv) the date of the termination of the Merger Agreement under Section 7.1(b)(i) thereof (the earlier of all of such dates is herein called the "MATURITY DATE"). Prior to the Maturity Date, the Borrower may pay all or part of the outstanding principal balance of any Loan or Loans upon at least two (2) Business Days' oral notice to the Lender (which notice shall be immediately confirmed in writing) in an amount not less than $1,000,000, together with payment of all accrued and unpaid interest on the principal amount so prepaid. Said notice shall specify the Loan or Loans being paid down and such notice, when given, shall be irrevocable and commit the Borrower to pay down the Loan or Loans as set forth in such notice.

         f. PREPAYMENT; TAXES. All payments of principal and interest paid or accrued in accordance with the provisions of this Agreement shall be made under the Note as set forth therein. All payments in respect of this Agreement shall be made by the Borrower to the Lender without defense, setoff or counterclaim and free and clear of all present and future taxes, levies, imposts, fees, duties and withholdings or other deductions whatsoever, but excluding any taxes imposed on the net income of the Lender (collectively, "TAXES"). If any such Tax becomes payable in respect of this Agreement or any amendment, modification, extension or renewal hereof or thereof, the Borrower agrees to pay the same, together with any interest or penalties assessed thereon, plus an amount which, after provision for such Tax, is necessary to yield and remit to the Lender payments at the applicable rate set forth herein, and agrees to hold the Lender harmless with respect thereto. The Borrower shall provide evidence that Taxes in respect of which indemnification is provided under this Agreement shall have been paid to the appropriate taxing authorities by delivery to the Lender of the official tax receipts or notarized copies of such receipts within 30 days after the payment of any such Tax. If the Borrower fails to make any such payments when due, the Borrower shall indemnify the Lender for any additions to Tax, interest or penalties that may become payable by the Lender as a result of any such failure.

         g. USE OF PROCEEDS OF LOANS. The proceeds of the Loans shall be used for working capital purposes for the Borrower and its Subsidiaries as specified in any Request Certificate delivered in connection with each such Loan. Without limiting the foregoing sentence in any way, the Borrower agrees that none of the proceeds of any Loan shall be used to pay down any Existing Debt (as defined in Section 2.12).

     1.2 SECURITY. The obligations of the Borrower to pay all sums due, and to do all things and perform all obligations and agreements of any nature (whether direct or contingent, liquidated or unliquidated, or otherwise), hereunder and under each of the Loan Documents, as the same may be amended, modified, extended or renewed from time to time (the "OBLIGATIONS"), shall be secured by a first priority security interest in all of the accounts receivable of the Borrower, as evidenced by that certain Security Agreement executed by Borrower and delivered to Lender in the form of Exhibit C hereto (the "SECURITY AGREEMENT").

SECTION 2. REPRESENTATIONS AND WARRANTIES

     The Borrower hereby makes the following representations and warranties to the Lender on the date of this Agreement, on the date of each Request Certificate and on the date of the making of each Loan:

     2.1 LEGAL STATUS. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a Materially Adverse Effect. The Borrower and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Materially Adverse Effect. A list of all Subsidiaries of the Borrower as of the date hereof is set forth on Schedule 2.1.

     2.2 AUTHORIZATION AND VALIDITY. Each of the Loan Documents has been duly authorized, and upon the execution and delivery thereof by the Borrower in accordance with the provisions of this Agreement will constitute legal, valid and binding agreements and obligations of the Borrower enforceable in accordance with their respective terms.

     2.3 CORPORATE POWERS; NO VIOLATION. The execution, delivery and performance by the Borrower of each of the Loan Documents and the consummation of the transactions contemplated thereby are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action, and do not (i) except as set forth in Schedule 2.3, require the consent or approval of any Person, (ii) violate any provision of any law or regulation, (iii) contravene any provision of its charter or by-laws, or (iv) result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which the Borrower is a party or by which the Borrower is or may be bound. The Borrower has not amended its Certificate of Incorporation or By-Laws since the date of the Merger Agreement.

     2.4 LITIGATION. To the best of the Borrower's knowledge, except as set forth on Schedule 2.4, there are no pending or threatened actions, claims, investigations, suits or proceedings before any governmental authority, court or administrative agency, including, without limitation, any Environmental Action, which may (i) have a Materially Adverse Effect, or (ii) affect the legality, validity or enforceability of any of the Loan Documents. Neither the Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

     2.5 CORRECTNESS OF FINANCIAL STATEMENTS. The audited Consolidated financial statements of the Borrower dated for its fiscal year ended March 25, 1995, and the unaudited Consolidated financial statements of the Borrower for the six months ended September 30, 1995, heretofore delivered by the Borrower to the Lender, are complete and correct and present fairly and accurately the financial condition of the Borrower and its Subsidiaries, disclose all liabilities of the Borrower and its Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles ("GAAP"), whether liquidated or unliquidated, fixed or contingent, and have been prepared in accordance with GAAP consistently applied. Since September 30, 1995, there has been no change likely to cause any Materially Adverse Effect except as disclosed in Schedule 2.5 hereto.

     2.6 TAXES. All federal, state and other tax returns of the Borrower and its Subsidiaries required by law to be filed have been duly filed, and all taxes and other governmental charges or levies upon Borrower, its Subsidiaries or any of their respective properties, income, profits and assets which are due and payable have been paid. The charges, accruals and reserves on the books of Borrower and its Subsidiaries in respect of taxes are adequate. The Borrower has paid all employment taxes required by law, including without limitation, payroll taxes.

     2.7 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which the Borrower is a party or by which the Borrower may be bound that requires the subordination in right of payment of any Obligation of the Borrower.

     2.8 PERMITS, FRANCHISES. Each of the Borrower and its Subsidiaries possesses, and will hereafter possess, all permits, memberships, franchises, contracts and licenses required to enable it to conduct the business in which it is now engaged other than where failure to so obtain the same is not likely to have a Materially Adverse Effect.

     2.9 ERISA.

         a. COMPLIANCE Each of the Borrower and its Subsidiaries is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan covering the employees of the Borrower or any of its Subsidiaries thereunder.

         b. FUNDED CURRENT LIABILITIES. As of the last annual actuarial valuation date, the funded current liability percentage, as defined in Section 302(d)(8) of ERISA, of each Plan exceeds 90% and there has been no change likely to cause any Materially Adverse Effect in the funding status of any such Plan since such date.

         c. WITHDRAWAL LIABILITY. Neither Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that has had or is reasonably likely to have a Materially Adverse Effect.

         d. REORGANIZATION OR TERMINATION. Neither Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

         e. SFAS 106. Except as set forth in the financial statements referred to in Section 2.5 and in Section 4.3, each of the Borrower and its Subsidiaries has no material liability with respect to "expected post retirement benefit obligations" within the meaning of Statement of Financial Accounting Standards No. 106.

     2.10 OTHER OBLIGATIONS. Neither the Borrower nor any of its Subsidiaries is in default on any Debt or any other material lease, commitment, contract, instrument or obligation.

     2.11 ENVIRONMENTAL LAWS. Each of the Borrower and its Subsidiaries is in compliance with all applicable Environmental Laws and Environmental Permits, except where non-compliance would not have a Materially Adverse Effect. The Borrower is not aware that it or any of its Subsidiaries is under investigation by any local, state, federal or foreign agency designed to enforce any Environmental Laws and Environmental Permits. Any past non-compliance by Borrower or its Subsidiaries with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties that could have a Materially Adverse Effect, or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could have a Materially Adverse Effect.

     2.12 EXISTING DEBT. Set forth on Schedule 2.12 hereto is a complete and correct list of all Debt of the Borrower and its Subsidiaries to any Person which has a principal balance in excess of $100,000 or borrowing availability in excess of $500,000 (the "EXISTING DEBT").

     2.13 SECURITY AGREEMENT REPRESENTATIONS. Each of the representations and warranties of Borrower set forth in the Security Agreement are true and correct on the date hereof. Without limiting the foregoing in any way, (i) there are no Liens on any Collateral (as that term is defined in the Security Agreement) except for Permitted Liens and Liens set forth on Schedule 2.13 hereto and (ii) to the Borrower's knowledge, there are no Liens on any other property or assets of the Borrower or any of its Subsidiaries except for Permitted Liens and Liens set forth on Schedule 2.13 hereto (collectively, "EXISTING LIENS").

SECTION 3. CONDITIONS PRECEDENT

     3.1 INITIAL LOAN. The obligation of the Lender hereunder to make the initial Loan shall be subject to the satisfaction by the Borrower of all of the following conditions precedent on or prior to the date hereof:

         a. APPROVAL OF THE LENDER'S COUNSEL. All legal matters and documentation incidental hereto shall be reasonably satisfactory to counsel for the Lender.

         b. THE NOTE, ETC. The Lender shall have received the Note and all of the other Loan Documents, duly and validly executed by the Borrower.

         c. CONSENTS, ETC. The Lender shall have received the consent of all Persons that are required for the making of the Loans to the Borrower, the incurrence of any of the Obligations by the Borrower or the incurrence of any Liens in connection therewith, with each such consent to be in form and substance reasonably satisfactory to the Lender.

         d. RESOLUTIONS, ETC. The Lender shall have received an incumbency certificate of persons authorized to execute the Loan Documents for the Borrower and a copy of the resolutions authorizing, approving and ratifying the Loan Documents and the transactions contemplated herein and therein, duly adopted by the Board of Directors of the Borrower, together with a certificate of the Secretary of the Borrower, dated the date of the initial Loan, that such copy is a true and correct copy of resolutions duly adopted at a meeting, or by the unanimous written consent, of the Board of Directors of the Borrower and that such resolutions have not been modified, amended, rescinded or revoked in any respect and are in full force and effect as of the date hereof.

         e. SPECIAL COMMITTEE APPROVAL. The Lender shall have received a written certification from the Borrower that the Loan Documents and the transactions contemplated thereunder have been approved by the Special Committee.

         f. LEGAL OPINION. The Lender shall have received the legal opinion of counsel to the Borrower, dated as of the date of the initial Loan, and addressed to the Lender in form and substance satisfactory to the Lender and its counsel.

         g. PERFECTED SECURITY INTEREST. The Security Agreement shall create in favor of the Lender a valid, perfected security interest in the property described therein or contemplated thereby, free of Liens except for Permitted Liens and the Lender shall have received evidence of Lien searches, through a date satisfactory to the Lender, showing no Liens affecting the property or assets covered thereby other than Permitted Liens.

         h. GOOD STANDING CERTIFICATES. The Borrower shall have delivered to the Lender good standing certificates, as of a recent date satisfactory to the Lender, from California, Colorado and Delaware.

         i. NO ACTION, SUIT, ETC. Other than set forth on Schedule 2.4, there shall exist no action, suit, investigation, litigation or proceeding affecting either the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Materially Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

         j. OTHER MATTERS. The Lender shall have received all other documents, instruments, agreements, opinions, certificates, insurance policies, consents and evidences of other legal matters, in form and substance reasonably satisfactory to the Lender and its counsel, as the Lender may reasonably request.

     3.2 ALL LOANS. The obligations of the Lender hereunder to make any Loan (including the initial Loan) shall be subject to the further satisfaction by the Borrower of all of the following conditions precedent on or prior to the date hereof:

         a. NO DEFAULT. No Default or Event of Default shall have occurred and be continuing, and the Borrower shall be in compliance with all of the covenants contained in this Agreement.

         b. REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties contained in the Loan Documents shall be true on and as of the date of the making of such Loan as though such representations and warranties had been made on and as of such date (unless such representation and warranty specifically relates to an earlier date).

         c. CERTIFICATE. The Lender shall have received a certificate (which may, at the Borrower's option, be one of the Request Certificates) of an officer of the Borrower, dated the date of each Loan, that (i) each of the representations and warranties contained in the Loan Documents is true and correct on and as of the date thereof with the same force and effect as if made on and as of such date; (ii) all Obligations, covenants, agreements and conditions contained in the Loan Documents, to be performed or satisfied by the Borrower on or prior to the date thereof have been performed or satisfied in all respects, (iii) except as set forth on Schedule 2.5, there has been no Materially Adverse Effect since September 30, 1995; and (d) no Default or Event of Default shall have occurred and be continuing or shall exist.

SECTION 4. AFFIRMATIVE COVENANTS

     The Borrower covenants that so long as any Obligations of the Borrower to the Lender under any of the Loan Documents remain outstanding, and until final payment or satisfaction in full of all indebtedness of the Borrower to the Lender subject to this Agreement, the Borrower shall (and shall cause its Subsidiaries to):

     4.1 PAYMENT OF OBLIGATIONS AND PERFORMANCE OF COVENANTS. Make full and timely payment of all Obligations as required under each of the Loan Documents, at the time and place and in the manner specified therein, including without limitation the Note, together with any fees or other liabilities due under any of the other Loan Documents at the times and place and in the manner specified therein.

     4.2 ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP consistently applied, and from time to time as requested by the Lender upon reasonable prior notice, permit a representative of the Lender at any reasonable time to inspect, audit and examine such books and records, to make copies of the same and to inspect the properties of the Borrower.

     4.3 FINANCIAL STATEMENTS AND OTHER INFORMATION. Furnish to the Lenders:

         a. MONTHLY FINANCIALS. As soon as available and in any event within 20 days after the end of each monthly fiscal period, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such monthly fiscal period and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such monthly fiscal period, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP;

         b. QUARTERLY FINANCIALS. As soon as available and in any event within 45 days after the end of each quarterly fiscal period, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarterly fiscal period and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarterly fiscal period, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP;

         c. ANNUAL FINANCIALS. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Lender by independent public accountants reasonably acceptable to the Lender, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP;

         d. DEFAULT. As soon as possible and in any event within five (5) days after any officer of the Borrower has knowledge of the occurrence of a Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

         e. FILINGS, ETC. Promptly after the sending or filing thereof, copies of all reports and registration statements that the Borrower or any of its Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

         f. PROCEEDINGS. Promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in
Section 2.4;

         g. ERISA EVENT. (i) Promptly and in any event within 10 days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that such Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto, and (ii) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

         h. PBGC NOTICES. Promptly and in any event within two Business Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

         i. FUNDED CURRENT LIABILITY NOTICES. Promptly and in any event within 30 days after the receipt thereof by the Borrower or any ERISA Affiliate, a copy of the annual actuarial report for each Plan the funded current liability percentage (as defined in Section 302(d)(8) of ERISA) of which is less than 90% or the unfunded current liability or which exceeds $1,000,000;

         j. MULTIEMPLOYER PLAN NOTICES. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan, or (iii) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (i) or (ii);

         k. ENVIRONMENTAL MATTERS. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Materially Adverse Effect; and

         l. OTHER INFORMATION. Such other information respecting the Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request.

     4.4 EXISTENCE; COMPLIANCE WITH LAW. Preserve and maintain its existence and all of its licenses, permits, governmental approvals, rights, privileges and franchises, conduct its business in an orderly and regular manner, comply with the provisions of all documents pursuant to which the Borrower is organized and/or which govern the Borrower's continued existence and comply with the provisions of all documents pursuant to which the Borrower is organized and/or which govern the Borrower's continued existence and comply with the requirements of all applicable laws, rules, regulations, orders of any governmental authority and requirements for the maintenance of the Borrower's insurance, licenses, permits, governmental approvals, rights, privileges and franchises, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and Environmental Permits, except in each case where failure to do so is not likely to cause a Materially
Adverse Effect.

     4.5 INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to the Borrower's, including but not limited to fire, extended coverage, public liability, property damage and workers' compensation, carried by insurers and in amounts reasonably satisfactory to the Lender and deliver to the Lender from time to time at the Lender's request schedules setting forth all insurance then in effect.

     4.6 FACILITIES. Keep all of the Borrower's properties useful or necessary to the Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that the Borrower's properties shall be fully and efficiently preserved and maintained.

     4.7 PAYMENT OF TAXES AND CLAIMS. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any of its properties and timely file all information returns required by foreign, federal, state or local tax authorities to be filed by each of them; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate cash reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

     4.8 TRANSACTIONS WITH AFFILIATES. Conduct all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arms-length transaction with a Person not an Affiliate.

SECTION 5. NEGATIVE COVENANTS

     The Borrower further covenants that so long as any Obligations of the Borrower to the Lender under any of the Loan Documents remain outstanding, and until final payment in full or satisfaction of all indebtedness of the Borrower to the Lender subject to this Agreement, the Borrower shall not (and shall not permit its Subsidiaries to), without prior written consent of the Lender:

     5.1 ADDITIONAL DEBT. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

         a. SUBORDINATED. in the case of the Borrower, Subordinated Debt;

         b. SUBSIDIARIES. in the case of any of its Subsidiaries, Debt owed to the Borrower or to a wholly-owned Subsidiary of the Borrower; and

         c. OTHER. in the case of the Borrower and any of its Subsidiaries,

            (i)   Debt under the Loan Documents,

            (ii) Capitalized Leases not to exceed in the aggregate $10,000,000 at any time outstanding,

            (iii) the Existing Debt and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Existing Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, and provided further that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing.

            (iv) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and

            (v) other Debt the aggregate principal amount of which, together with the aggregate indebtedness secured by the Liens referred to in Section 5.2(b), shall not exceed $35,000,000 in the aggregate at any time outstanding.

     5.2 LIENS. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

         a. PERMITTED. Permitted Liens.

         b. PURCHASE MONEY. Purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, or Liens of a lessor under an operating lease, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (b) and the Debt incurred in connection with Section 5.1(c)(v) shall not exceed $35,000,000 in the aggregate at any time outstanding.

         c. EXISTING. The Existing Liens, except that the Lien of the CIT Group, Inc. in the assets of the Borrower may remain in place until, but shall have been released by, the date of the making of the initial Loan.

     5.3 TRANSFER OF ASSETS, ETC. Make any substantial change in the nature of the Borrower's business or acquire all or substantially all of the assets of any Person.

     5.4 LOANS; ADVANCES; INVESTMENTS. Make or commit to make any loans or other advances to or investments of any kind in any Person; provided, however, that the Borrower may make intercompany loans to any Subsidiary that is a wholly-owned Subsidiary (i) solely for working capital purposes, and (ii) on terms and in amounts consistent with past practice.

     5.5 DISTRIBUTIONS. Declare or pay any distribution either in cash or any other property of the Borrower to any of its stockholders or other security holders (except that a wholly-owned Subsidiary of the Borrower may make such a distribution solely to the Borrower).

     5.6 REGULATIONS G, T AND U. Use the proceeds of any credit accommodation hereunder, directly or indirectly, to purchase or carry any margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.

     5.7 ACCOUNTING CHANGES. Make or permit, or permit any of its Subsidiaries to, make or permit any change in accounting policies or reporting practices, except as required or permitted by GAAP.

SECTION 6. EVENTS OF DEFAULT.

     6.1 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "EVENT OF DEFAULT" under this Agreement, whether such occurrence shall be voluntary or involuntary, or come about or be effected by operation of law or otherwise:

         a. PAYMENT. The Borrower shall fail to pay any principal or interest under any of the Loan Documents within two Business Days after such payment is due and payable.

         b. REPRESENTATIONS, ETC. Any representation or warranty made by the Borrower under any of the Loan Documents shall prove to have been materially incorrect in any respect when made.

         c. COVENANTS. (i) The Borrower shall fail to perform or observe any Obligation, term, covenant or agreement contained in Sections 5.1, 5.2, 5.3, 5.4 or 5.5, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed (other than set forth in Section 6.1(a)) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to the Borrower by the Lender or its designated agent or representative;

         d. CROSS-DEFAULT. The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $5,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

         e. INSOLVENCY, ETC. The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against either Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or either Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 6.1(e); or

         f. JUDGMENTS. Any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Borrower and/or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 10 consecutive days during which such judgment remains unsatisfied and a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         g. ERISA EVENT. Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrower and the ERISA Affiliates related to such ERISA Event) exceeds $5,000,000; or

         h. WITHDRAWAL LIABILITY. Either Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $1,250,000 per annum; or

         i. REORGANIZATION, ETC. OF MULTIEMPLOYER PLAN. Either Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of

ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the ERISA affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $1,250,000;

         j. DISSOLUTION, ETC. The dissolution or liquidation of the Borrower or any of its Subsidiaries, or the Borrower shall take action seeking to effect the dissolution or liquidation of the Borrower or its Subsidiaries or any of the Borrower's Subsidiaries seeks to withdraw from the Borrower;

then, and in any such event, the Lender may (i) upon notice to the Borrower, have no obligation to make further Loans to the Borrower regardless of whether a Request Certificate has been submitted therefor (except in the case of the occurrence of an Event of Default under Section 6.1(e), then the obligation of the Lender to make further Loans to the Borrowers shall automatically be terminated), (ii) upon notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to become immediately due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable (except in the case of the occurrence of an Event of Default under Section 6.1(e), then the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents shall automatically become immediately due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (iii) have all rights, powers and remedies available to Lender under each of the Loan Documents, or accorded by law, including, without limitation, the right to resort to any or all security subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law and the right to effect setoff against any Obligations of the Borrower outstanding of any and all fees or payments due and owing from time to time by the Lender or its Affiliates to the Borrower. All rights, powers and remedies of the Lender may be exercised at any time by the Lender and from time to time after the occurrence of any Event of Default. All rights, powers and remedies of the Lender in connection with each of the Loan Documents are cumulative and not exclusive and shall be in addition to any other rights, powers or remedies provided by law or equity.

SECTION 7. GENERAL

     7.1 NO WAIVER. No delay, failure or discontinuance of the Lender, or any holder of any promissory note or other evidence of indebtedness subject hereto, in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by the Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

     7.2 NOTICES. All notices, requests and demands given to or made upon any party hereto must be in writing and shall be deemed to have been given or made when personally delivered or sent via telecopier with answer back received or two (2) days after any of the same are deposited in the U.S. mail, air mail and postage prepaid, addressed as follows:

              Borrower:       Maxtor Corporation
                              211 River Oaks Parkway
                              San Jose, CA  95134
                              Attn:  Ms. Melonie Brophy
                                     Vice President of Finance & Treasurer

              with a copy to: Maxtor Corporation
                              2190 Miller Drive
                              Longmont, CO  80501
                              Attn:  Glenn Stevens, Esq.
                                     General Counsel

              Lender:         Hyundai Electronics America
                              510 Cottonwood Drive
                              Milpitas, California  95035
                              Attn:  Mr. David P. Eichler
                                     Senior Vice President of
                                     Finance & Administration

or to such other address or addresses as any party may designate by written notice to all other parties.

     7.3 SUCCESSORS: ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided, however, that this Agreement may not be assigned by the Borrower without the prior written consent of the Lender. Any purported assignment in violation of the foregoing prohibition on assignment shall be null and void. The Lender reserves the right, subject to the Borrower's approval (such approval not to be unreasonably withheld, and except that no approval shall be required for any assignment or transfer to any Affiliate of the Lender) to sell, assign, transfer, negotiate or grant participation in all or any part of or any interest in the Lender's rights and benefits under each of the Loan Documents. In connection therewith, the Lender may disclose, under an appropriate nondisclosure agreement, all documents and information which the Lender now has or may hereafter acquire relating to credit extended by the Lender to the Borrower or its businesses, or any collateral required hereunder.

     7.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement and each other of the Loan Documents constitutes the entire agreement between the Borrower and the Lender with respect to any extension of credit by the Lender to the Borrower and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof and thereof, and may be amended or modified only by a written instrument executed by each party hereto and thereto.

     7.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     7.6 TIME. Time is of the essence of each and every provision of the Loan Documents.

     7.7 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     7.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflict of laws principles.

     7.9 ARBITRATION. Any action, claim or controversy arising out of, related to or in connection with this Agreement, the Note or any other Loan Document shall be submitted to arbitration in San Jose, California, before a single arbitrator in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. The costs and expenses of such arbitration, including, without limitation, the compensation of the arbitrator and any stenographer employed by such arbitrator, shall be borne by the party against whom the arbitrator renders a decision as herein provided. In addition, the party against whom the arbitrator renders a decision shall be liable for the attorneys' fees and expenses of the prevailing party. The decision of the arbitrator shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction.

     7.10 FURTHER ASSURANCES. At any time or from time to time upon the Lender's request, the Borrower will execute and deliver such further documents and do such other acts and things as the Lender may reasonably request in order to effect fully the purposes of this Agreement and the other Loan Documents and to provide for the payment of any Loans made hereunder and interest thereon in accordance with the terms of the Loan Documents.

     7.11 EXPENSES. The Borrower shall reimburse the Lender on demand for 50% of the reasonable fees and expenses of the Lender's counsel in the negotiation, preparation and closing of the Loan Documents. If there shall occur an Event of Default, all such reasonable out-of-pocket expenses incurred by the Lender (including fees and disbursements of counsel) in connection with such Event of Default and collection and other enforcement proceedings (including bankruptcy proceedings) resulting therefrom shall be paid by the Borrower, whether or not suit is actually commenced to obtain any relief provided hereunder; provided, however, that in any action on this Agreement or any other Loan Documents, the parties who are determined to be the prevailing party thereon, whether such party or parties have instituted the action, shall be entitled to reasonable attorneys' fees in addition to other costs and any other relief to which such party or parties may be entitled.

     7.12 CURRENCY. All currency expressed under this Agreement are in U.S. Dollars.

SECTION 8. DEFINITIONS.

     "AFFILIATE" means with respect to the Borrower, any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with the Borrower; provided, however, that neither the Lender nor any of its Affiliates is an Affiliate of the Borrower or vice-versa.

     "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which commercial banks are permitted or authorized to close in California by law.

     "CAPITALIZED LEASES" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

     "CONSOLIDATED" means the consolidation of accounts in accordance with GAAP.

     "DEBT" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss,
(3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

     "DEFAULT" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

     "ENVIRONMENTAL ACTION" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

     "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

     "ENVIRONMENTAL PERMITS" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

     "ERISA AFFILIATE" means any Person that for purposes of Title IV of ERISA is a member of Borrower's controlled group, or under common control with Borrower, within the meaning of Section 414 of the Internal Revenue Code.

     "ERISA EVENT" means (a) (i) the occurrence of a reportable event within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or
(ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10) (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under
Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes ground for the termination of, or the appointment of a trustee to administer, a Plan.

     "HAZARDOUS MATERIALS" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

     "INSUFFICIENCY" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

     "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

     "LOAN DOCUMENTS" means this Agreement and any and all documents or agreements heretofore or hereafter entered into by or for the benefit of the Borrower in favor of the Lender or any of its Affiliates in connection herewith or therewith, including, without limitation, the Note, the

Request Certificates and the Security Agreement. The term "Loan Documents" shall not include the Merger Agreement.

     "MATERIALLY ADVERSE EFFECT" means materially adverse to the condition (financial or other), results of operations, performance, properties, obligations, liabilities, operations, business or prospects of the Borrower and its Subsidiaries, taken as a whole.

     "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five years made or accrued an obligation to make contributions.

     "MULTIPLE EMPLOYER PLAN" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

     "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

     "PERMITTED LIENS" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:
(a) Lien for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 4.7 hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed; (f) Liens on assets of corporations that become Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof or in connection with the creation of such Subsidiaries; (g) Liens securing Capitalized Lease obligations on assets subject to such Capitalized Leases, provided that such Capitalized Leases are permitted under subsection 5.1(c)(ii); (h) Liens arising solely by virtue of any statutory or common law provisions relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution.

     "PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

     "PLAN" means a Single Employer Plan or a Multiple Employer Plan.

     "SINGLE EMPLOYER PLAN" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than Borrower and the ERISA Affiliates, or (b) was so maintained and in respect of which Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

     "SUBORDINATED DEBT" means any Debt of the Borrower that is subordinated to the Obligations of the Borrower under the Loan Documents on, and that otherwise contains, terms and conditions satisfactory to the Lenders.

     "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such person's other Subsidiaries.

     "WITHDRAWAL LIABILITY" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered as of the day and year first written above.

                                        MAXTOR CORPORATION

                                        By:        Nathan Kawaye
                                           -------------------------------------
                                           Name:   Nathan Kawaye
                                           Title:  Vice President, Finance

                                        HYUNDAI ELECTRONICS AMERICA

                                        By:         Y. H. Kim
                                           -------------------------------------
                                           Name:    Y. H. Kim
                                           Title:   President

                                List of Exhibits

Exhibit A - Request Certificate

Exhibit B - Note

Exhibit C - Security Agreement

                                List of Schedules

Schedule 2.1   - Subsidiaries

Schedule 2.3   - Required Consents

Schedule 2.4   - Litigation

Schedule 2.5   - Materially Adverse Changes

Schedule 2.12  - Existing Debt

Schedule 2.13  - Existing Liens

                                    EXHIBIT A

                               REQUEST CERTIFICATE

         Pursuant to that certain Credit Agreement dated as of December 29, 1995 (the "CREDIT Agreement") between Maxtor Corporation (the "BORROWER") and Hyundai Electronics America (the "LENDER") (and all capitalized terms used herein without definition have the meanings given to them in the Credit Agreement), the Borrower hereby requests a Loan in the principal amount of $100 million to be used for the following purpose(s):

Amount (Approximate)                             Purpose*

         In connection with the above request, the Borrower hereby certifies to the Lender, as of the date hereof, as follows:

         1. Each of the representations and warranties of the Borrower set forth in the Loan Documents is true and correct on the date hereof with the same force and effect as if made on and as of the date hereof.

         2. All Obligations to be performed or satisfied by the Borrower prior to the date hereof have been performed and satisfied in all material respects.

         3. Except as set forth on Schedule 2.5 to the Credit Agreement, or as disclosed in writing to and accepted by the Lender subsequent to the date of the Credit Agreement, there has been no Materially Adverse Effect since September 30, 1995.

         4. No Default or Event of Default by the Borrower exists under the Credit Agreement or any of the other Loan Documents as of the date written below.

         IN WITNESS WHEREOF, the undersigned has executed this Request Certificate as of the date written below.

                                        MAXTOR CORPORATION

                                        By:
                                           ---------------------------------
                                           Name:
                                           Title:

                                        Dated:
                                              ------------------------------


--------------
* E.g., payroll, purchase of inventory, financing of receivables, accounts payable, etc.

                                    EXHIBIT B

                                 PROMISSORY NOTE

$100,000,000                                                   ___________, 1995


         FOR VALUE RECEIVED, the undersigned, MAXTOR CORPORATION, a Delaware corporation (the "Company"), hereby promises to pay to the order of HYUNDAI ELECTRONICS AMERICA, a California corporation (the "LENDER"), at the office of the Lender at 510 Cottonwood Drive, Milpitas, California 95035, or such other address of the Lender as the Lender may from time to time direct, the principal sum of One Hundred Million Dollars ($100,000,000) or, if less, the aggregate unpaid principal amount of the Loans made by the Lender to the Company pursuant to that certain Credit Agreement, dated _____________, 1995 between the Company and the Lender (as amended from time to time, the "CREDIT AGREEMENT"), in lawful money of the United States of America and in immediately available funds, in the amounts and at the times provided by the Credit Agreement, and to pay interest on the unpaid principal amount from time to time outstanding on this Note, at such office, in like money and funds, at the applicable rates and on the dates provided in the Credit Agreement.

         This Note is given under the Credit Agreement and evidences the Loans made by the Lender thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement. Reference is made to the Credit Agreement for provisions regarding mandatory and optional prepayments of the principal of this Note and for the acceleration of the maturity of this Note upon the occurrence of the Events of Default specified therein, and regarding the rate of interest which may be charged or collected by the Lender under the Credit Agreement. In no event shall the rate of interest charged under this Note exceed the maximum rate permitted by applicable law.

         This Note is secured by the Security Agreement, and reference is made thereto for a description of the Collateral securing the Obligations and the rights of the Lender with respect thereto.

         The amount and date of the Loans made by the Lender and all repayments of the principal thereof shall be recorded by the Lender in its records (which, absent manifest error, shall be conclusive) and, prior to any transfer of this Note, endorsed by the Lender on the reverse of this Note or on a schedule attached to this Note or any continuation thereof; provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Company under the Credit Agreement and this Note.

         IN WITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed as of the date first above written.

                                            MAXTOR CORPORATION


                                            By:
                                               ----------------------------
                                               Name:
                                               Title:

                                                Principal Schedule

--------------------------------------------------------------------------------
Date
--------------------------------------------------------------------------------
Principal Added
--------------------------------------------------------------------------------
Principal Paid
--------------------------------------------------------------------------------
Principal Balance
--------------------------------------------------------------------------------
Initials
--------------------------------------------------------------------------------

                                    EXHIBIT C

                               SECURITY AGREEMENT

         This Security Agreement (the "AGREEMENT"), dated as of December 29, 1995, is entered into between Maxtor Corporation, a Delaware corporation ("DEBTOR"), and Hyundai Electronics America, a California corporation ("SECURED PARTY").

         This Agreement is contemplated by Section 1.2 of that certain Credit Agreement, dated as of December 29, 1995 (the "CREDIT AGREEMENT"), between Debtor and Secured Party, pursuant to which Debtor has agreed to grant Secured Party a security interest in the collateral described below.

         Therefore, Debtor and Secured Party agree as follows:

         1. DEFINITIONS. All capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement. In addition, all terms used in Section 3 hereof but not expressly defined therein which are defined in the California Uniform Commercial Code (the "CODE") shall have the same meaning herein as in the Code.

         2. GRANT OF SECURITY INTEREST. Debtor hereby pledges and delivers to Secured Party, and grants to Secured Party a security interest in, the Collateral, as defined in Section 3 hereof, to secure the payment and performance of all of the Obligations.

         3. COLLATERAL. The collateral in which Secured Party is granted a security interest by this Agreement (herein referred to collectively as the "COLLATERAL") is:

               (a) All of Debtor's accounts, instruments, documents and chattel paper due or to become due to Debtor of any kind (the "RECEIVABLES"), whether now existing or hereafter arising, and whether now owned or hereafter acquired, and all rights now or hereafter existing in and to all guarantees, security agreements or other agreements or instruments securing or otherwise relating to any such Receivables (the "RELATED AGREEMENTS"); and

               (b) All proceeds and products of any and all of the foregoing Collateral (including, without limitation, proceeds which constitute property of the types described in clause (a) of this Section 3 and proceeds of any tort claims relating to any of the foregoing Collateral) and, to the extent not otherwise included, all payments under insurance or in connection with any indemnity, warranty or guarantee payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral;

excluding, however, from all of the above all hazardous and non-hazardous wastes, including but not limited to recyclable waste materials. The inclusion of proceeds in this Agreement does not authorize Debtor to sell, dispose of or otherwise use the Collateral in any manner not specifically authorized hereby.

         The term "INTANGIBLE COLLATERAL" as used herein shall mean all Receivables and Related Agreements.

         4. REPRESENTATIONS, WARRANTIES AND COVENANTS. Debtor hereby represents, warrants and covenants as follows:

               4.1 ORGANIZATIONAL STATUS. Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in the State of California, the State of Colorado and any other state in which the nature of its business requires it to be so qualified or failure to be qualified would have a Materially Adverse effect on Debtor.

               4.2 POWER AND AUTHORITY. Debtor has full power and authority to enter into this Agreement, grant to Secured Party a valid security interest in the Collateral and perform all of its obligations under this Agreement. The execution, delivery and performance by Debtor of this Agreement do not contravene Debtor's restated certificate of incorporation or amended and restated bylaws or violate any provision of any statute, law, rule, regulation, judgment, order or decree applicable to Debtor and will not conflict with, or constitute a breach or default under, any indenture, loan agreement, contract or other agreement or instrument to which Debtor is a party or by which Debtor or any of its property is bound.

               4.3 GOVERNMENTAL AUTHORIZATION. No authorization, consent or approval or other action by, and no notice to or other filing with, any Person is required for the grant by Debtor of the security interest granted hereby, the due execution and delivery by Debtor of this Agreement or the performance by Debtor of any of its obligations hereunder.

               4.4 TITLE TO COLLATERAL. Except for the security interest granted hereby and Permitted Liens, on the date of the funding of the initial Loan Debtor is, and as to any Collateral acquired by Debtor after the date thereof will be, the legal and beneficial owner and holder of all the Collateral, free and clear of any Lien, and Debtor will defend all of the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, and will take all steps to maintain the security interest of Secured Party as a valid and fully perfected Lien.

               4.5 PLACE OF BUSINESS AND NAME. Debtor's chief place of business and chief executive office is at the address set forth in Section 7.2 of the Credit Agreement and has not been moved or relocated within the four-month period commencing on the date of this Agreement. Debtor has no other offices or facilities of any type located in the United States of America where documents comprising the Collateral or records regarding the Collateral are kept except for its offices and facilities in Longmont, Colorado. Debtor will not change its name or the location of its chief place of business and chief executive office or open any other office or facility in the United States of America, without giving at least 30 days' prior written notice to Secured Party of any such proposed change. Debtor has not utilized any trade names in the conduct of its business and, unless it shall have first given at least 30 days' prior written notice to Secured Party, Debtor will not utilize any such trade names or other trade names.

               4.6  FINANCING STATEMENTS; RELATED INSTRUMENTS.

                    (a) No financing statement or other document evidencing a Lien on any of the Collateral or any proceeds thereof is on file in any public office in any jurisdiction, other than financing statements and other appropriate documents in favor of Secured Party and the financing statements, if any, identified on Schedule 2.13 to the Credit Agreement. At the request of Secured Party, Debtor will execute and deliver to Secured Party one or more financing statements and other appropriate documents in form and substance reasonably satisfactory to Secured Party and will pay the cost of filing the same in all public offices where filing is deemed by Secured Party to be necessary or desirable to perfect the Liens intended to be created hereunder. Debtor authorizes Secured Party to prepare and file financing statements and other appropriate documents without the signature of Debtor where permitted by law and, if Debtor's signature shall be required, Debtor hereby irrevocably appoints Secured Party as Debtor's agent and attorney-in-fact for the purpose of signing and filing such financing statements, other appropriate documents and schedules in all public offices deemed necessary or desirable by Secured Party. If any financing statements, other appropriate documents and/or schedules are so signed by Secured Party, Secured Party shall send a copy thereof to Debtor. Debtor promises to pay to Secured Party all fees and expenses incurred in filing financing statements and other appropriate documents and any continuation statements or amendments thereto, which fees and expenses shall become a part of the Obligations secured by this Agreement. A carbon, photographic or other reproduction of this Agreement or any financing statement or other appropriate document covering the Collateral or any part thereof shall be sufficient as a financing statement or other appropriate document, and may be filed by Secured Party in accordance with the provisions of this Section.

                    (b) Debtor shall duly endorse and deliver to Secured Party upon request all instruments or documents, the possession of which is necessary to perfect Secured Party's interest in any of the Collateral hereunder.

               4.7 TRANSFERS; OTHER LIENS. Neither Debtor nor its agents, servants or employees will sell, assign or offer to sell or assign or otherwise transfer any part of the Collateral, without the prior written consent of Secured Party. Debtor will not, without the prior written consent of Secured Party, create or permit to exist any Lien on any of the Collateral, other than the security interest in favor of Secured Party created by this Agreement and Permitted Liens.

               4.8 SCHEDULES, INSPECTION OF BOOKS AND RECORDS. Debtor will furnish to Secured Party from time to time (i) statements and schedules further identifying and describing the Collateral, and (ii) such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail. Debtor will permit Secured Party or its duly authorized representatives to examine its books and records during business hours upon reasonable prior notice and shall furnish to Secured Party such financial statements and other financial data as Secured Party may reasonably request from time to time. Secured Party agrees to, and agrees to cause its agents and representatives to, take reasonable precautions to preserve the confidentiality of all such data, reports and information obtained from or on behalf of Debtor.

               4.9  INTANGIBLE COLLATERAL. With respect to the Intangible
Collateral:

                    (a) Debtor's records concerning all Intangible Collateral are and will be kept at the address indicated in the first sentence of
     Section 4.5 hereof as Debtor's chief place of business and chief executive office. Debtor will not remove any of such records from such address without the prior written consent of Secured Party. Without in any way excusing a breach of the foregoing sentence by Debtor, if for any reason any of such records concerning the Intangible Collateral shall at any time be moved to another location or locations, Debtor will promptly notify Secured Party of any such change in the location of such records and will execute and deliver such financing statements and other appropriate documents and do such other acts and things as Secured Party may reasonably request pursuant to Section 7 hereof.

                    (b) To the best of Debtor's knowledge, each item of the Receivables is, or at such time as it becomes part of the Collateral will be, a bona fide, valid and legally enforceable obligation of the account debtor or other obligor in respect thereof, subject to no defense, setoff or counterclaim against Debtor and in connection with which there is no default with respect to any payment or performance on the part of Debtor or any other party.

                    (c) Debtor will at all times keep accurate and complete records of payment and performance by Debtor, the respective account debtors and all other parties obligated on Intangible Collateral.

                    (d) After the occurrence and during the continuance of any Event of Default, Debtor hereby authorizes Secured Party, upon prior notice to Debtor, to cure any default in payment or performance by Debtor with respect to Intangible Collateral; provided, however, that Secured Party shall be under no obligation to do so and, provided further, that the curing by Secured Party of any default shall not constitute a waiver by Secured Party of any default hereunder. Debtor agrees to reimburse Secured Party on demand with interest at the highest rate applicable to any Loan for any payment made or any expense reasonably incurred by Secured Party pursuant to the foregoing authorization, and any payment made or expense reasonably incurred by Secured Party pursuant to the foregoing authorization shall be part of the Obligations.

                    (e) Notwithstanding the security interest in the Intangible Collateral granted hereunder, Debtor shall have the right to collect such Intangible Collateral and, so long as an Event of Default has not occurred and is continuing, use the proceeds therefrom in the ordinary course of its business. Upon request of Secured Party after the occurrence and during the continuation of an Event of Default, Debtor shall, and Secured Party may, in the name of Secured Party or Debtor, at any time notify the account debtor or other obligor on any item of Intangible Collateral of Secured Party's security interest. Secured Party may, in its own name or the name of Debtor, at any time after the occurrence and during the continuation of an Event of Default hereunder, upon prior notice to Debtor, demand, sue for, collect or receive any money or property payable or receivable on any Intangible Collateral and settle, release, compromise, adjust, sue upon, foreclose, realize upon or otherwise enforce any item of Intangible Collateral as Secured Party may determine, and for the purpose of realizing Secured Party's rights herein, Secured Party may receive, open and dispose of mail addressed to Debtor and endorse notes, checks, drafts, money orders, documents of title or other forms of payment on behalf of and in the name of Debtor. Secured Party may at any time in its discretion, after the occurrence and during the continuance of any Event of Default hereunder, transfer any notes, securities or other Intangible Collateral into its own name or that of its nominee and receive the income thereon and hold the same as Collateral for the Obligations or apply the same to the payment of principal or interest due on the Obligations. Debtor agrees to reimburse Secured Party on demand with interest at the highest rate applicable to any Loan for any payment made or any expense reasonably incurred by Secured Party pursuant to the foregoing authorization, and any payment made or expense reasonably incurred by Secured Party pursuant to the foregoing authorization shall be part of the Obligations.

               5.   RIGHTS AND REMEDIES UPON DEFAULT.

                    (a) Upon the occurrence and during the continuation of any Event of Default, Secured Party shall have, in addition to all other rights and remedies provided herein, in the Credit Agreement, or by applicable law, all of the rights and remedies of a Secured Party under the Code, and under the Uniform Commercial Code as enacted in any jurisdiction in which the Collateral may be found, or in which Debtor becomes involved in proceedings in insolvency or bankruptcy.

                    (b) Debtor agrees that, to the extent notice of sale shall be required by law, at least 10 days' notice to Debtor of the time and place of any public sale or the time after which any private sale or any other intended disposition is to be made shall constitute reasonable notification of such sale or disposition. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                    (c) Secured Party may, instead of exercising the powers of sale provided for herein and under the Code, proceed by a suit or suits, at law or in equity, to foreclose the security interest granted under this Agreement and sell the Collateral, or any portion thereof, under a judgment or decree of any court or courts of competent jurisdiction. Secured Party shall also have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Secured Party to enforce its rights and remedies hereunder, to manage, protect and preserve the Collateral or continue the operation of the business of Debtor, and Secured Party shall be entitled to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Obligations until a sale or other disposition of such Collateral shall be finally made and consummated.

                    (d) In the event of any disposition or collection of or any other realization upon all or any part of the Collateral, Secured Party shall apply the proceeds of such disposition, collection or other realization as follows:

                        (i) First, to the payment of the reasonable costs and expenses of Secured Party in exercising or enforcing its rights hereunder, including, but not limited to, costs and expenses incurred in retaking, holding and/or preparing the Collateral for sale, lease or other disposition, and in collecting or attempting to collect any of the Collateral, and to the payment of all amounts payable to Secured Party pursuant to Section 6 hereof;

                        (ii)  Second, to the payment of the Obligations; and

                        (iii) Third, after payment in full of all of the Obligations, the surplus, if any, shall be paid to Debtor or to whomsoever may be lawfully entitled to receive such surplus.

               6. INDEMNITY AND EXPENSES. Debtor agrees to indemnify Secured Party from and against any and all claims, losses, liabilities and obligations arising out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement or any actions taken by Secured Party pursuant to
Section 7 of this Agreement) except claims, losses, liabilities or obligations resulting from Secured Party's own gross negligence or willful misconduct. Debtor will on demand pay to Secured Party the amount of any and all reasonable out of pocket costs and expenses, including but not limited to the reasonable fees and disbursements of its counsel and of any experts or agents, which Secured Party may incur in connection with (i) the exercise or enforcement by Secured Party of any of its rights or remedies hereunder, or (ii) any failure by Debtor to perform any of the Obligations.

               7. FURTHER ASSURANCES AND POWER OF ATTORNEY. Debtor will execute and deliver to Secured Party, at Secured Party's request, at any time and from time to time, such financing statements and other instruments and documents (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Secured Party) and do such other acts and things as Secured Party may reasonably deem necessary or desirable in order to establish and maintain a valid Lien in the Collateral in favor of Secured Party (free and clear of all other Liens, except for Permitted Liens) or in order to facilitate the collection of the Collateral. To effectuate the rights and remedies of Secured Party hereunder, Debtor hereby irrevocably appoints Secured Party attorney-in-fact for Debtor in the name of Debtor or Secured Party, with full power of substitution, after the occurrence and during the continuance of any Event of Default, to sign, execute and deliver any and all instruments, documents, licenses, sublicenses, registrations, filings and other writings and do any and all acts and things to the same extent as Debtor could do, to sell, assign and transfer any Collateral, including, but not limited to, taking all action necessary or desirable to obtain the approval of any governmental body to the transfer or issuance to Secured Party or any other person, firm or corporation of any Collateral.

               8. DEBTOR REMAINS LIABLE. Anything herein to the contrary notwithstanding, (i) Debtor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by Secured Party of any of its rights hereunder shall not release Debtor from any of its duties or obligations under the contracts and agreements included in the Collateral, and
(iii) Secured Party shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

               9.  (INTENTIONALLY LEFT BLANK)

               10. WAIVERS; REMEDIES CUMULATIVE. Debtor waives notice of the acceptance of this Agreement and all other notices, demands or protests to which Debtor might otherwise be entitled by law in respect to this Agreement, the Obligations or the Collateral, and which may be lawfully waived. Secured Party shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining to the Collateral beyond reasonable care in the custody or preservation thereof. Secured Party may exercise its rights and remedies with respect to the Collateral without resorting or regard to other security or sources for payment. All rights and remedies of Secured Party hereunder or with respect to the Obligations or the Collateral shall be cumulative and may be exercised singularly or concurrently.

               11. ASSIGNMENT. If at any time or times by sale, assignment, negotiation, pledge or otherwise, Secured Party transfers any of the Obligations, such transfer shall carry with it such Secured Party's rights and remedies under this Agreement with respect to the Obligations transferred, and the transferee shall become vested with such rights and remedies whether or not they are specifically referred to in the transfer. If and to the extent Secured Party retains any other Obligations, Secured Party shall continue to have the rights and remedies herein set forth with respect thereto.

               12. NOTICES. Any notice or communication required or permitted to be given or delivered under this Agreement shall be in writing and shall be given in accordance with the procedures set forth in Section 7.2 of the Credit Agreement. Debtor's address and Secured Party's address for notices or communications shall be as stated in the Credit Agreement.

               13. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California applicable to contracts made and to be performed in the State of California, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of California. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

               14. MISCELLANEOUS. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement shall be binding upon Debtor and its successors and assigns, and all persons claiming under or through Debtor or any such successor or assign, and shall inure to the benefit of and be enforceable by Secured Party and its successors and assigns. Upon payment in full and performance of the Obligations, this Agreement shall terminate and be of no further force and effect, and Secured Party will redeliver and reassign to Debtor the remaining Collateral and take all action necessary to terminate the security interest of the Secured Party in the Collateral.

               15. COUNTERPARTS. This Agreement and any amendments, waivers, consents or supplements hereto and thereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto.

               IN WITNESS WHEREOF, the parties have executed this Security Agreement as of the day and year first above written.

                                       DEBTOR:

                                       MAXTOR CORPORATION

                                       By:       Nathan Kawaye
                                          --------------------------------------
                                       Title:    Vice President, Finance
                                             -----------------------------------


                                       SECURED PARTY:

                                       HYUNDAI ELECTRONICS AMERICA

                                       By:     Y. H. Kim
                                          --------------------------------------
                                       Title:  President
                                             -----------------------------------

                                  SCHEDULE 2.1
                              MAXTOR SUBSIDIARIES


Wholly owned subsidiaries:

Maxtor Peripherals (S) Pte. Limited

Maxtor Hong Kong Limited

Maxtor Thailand Limited

IMS International Manufacturing Services, Ltd.

Maxtor Ireland Limited

IMS Thailand Limited


Partially owned subsidiary:

Storage Dimensions, Inc. - 32.8% ownership interest

                                SCHEDULE 2.3
                              REQUIRED CONSENTS

1.  Approval of the Special Committee of the Maxtor Board

2.  Consent of Required Lenders in the Citibank $100,000,000
    Syndicated Credit Facility

                                  SCHEDULE 2.4

                                   LITIGATION


1)      Maxtor Corporation v. MiniScribe Corporation and Rodime PLC

2) Maxtor Corporation, a Delaware corporation, Plaintiff, v. Zilog Asia Limited, a corporation, et al.

3)      Anthony Campanella, Jr. v. Maxtor Corp., et al.

4)      Elaine Wacholder, Plaintiff v. Gregory M. Gallo, et al., Defendants

5)      Nathan Silber, Plaintiff, v. Maxtor Corporation, et al., Defendants

6)      Cynthia Alison Barrington, Plaintiff, v. Gregory M. Gallo, et al.,
        Defendants

                                SCHEDULE 2.5
                         MATERIALLY ADVERSE EFFECT


1. Continued accumulation of operating losses since September 30, 1995 through March 30, 1996 of up to $35 million.

2. Continued decline of the Company's combined net worth and convertible subordinated debt to no less than $55 million.

                                SCHEDULE 2.12
                                EXISTING DEBT

1. $100 Million Syndicated Credit Agreement between Maxtor Corporation and Citibank, N.A. as Agent and Lender, dated August 31, 1995.

2. $2 Million Term Loan Agreement between Maxtor Corporation and General Electric Capital Corporation, dated April 14, 1992.

3. $4 Million Loan and Security Agreement between Maxtor Corporation and Household Bank, f.s.b. dated December 11, 1992.

4. $4 Million Term Loan Agreement between Maxtor (Hong Kong) Ltd. and General Electric Capital Corporation, dated September 25, 1992.

5. $100 Million Indenture dated as of March 1, 1987 by Maxtor Corporation, a Delaware Corporation and Maxtor Corporation, a California Corporation, in favor of Security Pacific National Bank, as trustee.

6. $2 Million Loan and Security Agreement between Maxtor Corporation and Household Bank, f.s.b. dated June 14, 1993.

                                 SCHEDULE 2.13

                       EXISTING LIENS WITH THE CIT GROUP


JURISDICTION            DATE FILED           INSTRUMENT #
------------            ----------           ------------

CALIFORNIA              8/17/93              93165241

COLORADO                8/17/93              93-2061433

FLORIDA                 8/17/93              930000172738

GEORGIA                 8/20/93              000798007

ILLINOIS                8/17/93              3157309

MASSACHUSETTS           8/19/93              Bk ccll Page 95

MASSACHUSETTS           8/17/93              180381

MINNESOTA               8/17/93              1609856

NEW HAMPSHIRE           8/17/93              406864

NEW HAMPSHIRE           8/18/93              93-26

NORTH CAROLINA          8/17/93              025701

NORTH CAROLINA          8/17/93              93-13137

TEXAS                   8/17/93              158834

VIRGINIA                8/17/93               93-007748

VIRGINIA                8/17/93              9308177716

                                SCHEDULE 2.13
                             OTHER EXISTING LIENS


                                                                     INSTRUMENT
JURISDICTION    SECURED PARTY                         DATE FILED       NUMBER
------------    ---------------------------------     ----------     ----------

California      Comdisco, Inc.                          7/24/95      9520860873

California      New England Capital Corporation
                (assignee of Capital
                Associates Intl. Inc.)                  9/7/93         93182538

California      The CIT Group/Business Credit
                Inc. As Agent                           8/17/93        93165241

California      Heller Financial Inc. (assignee
                of Capital Associates Intl. Inc.)       7/29/93        93154359

California      U. S. Leasing Intl. Inc.                7/13/93        93141104

California      Household Commercial of CA Inc.         6/24/93        93128843

California      Capital Associates Intl. Inc. and
                Heller Financial Inc.                   5/5/93         93091286

California      Erskine Omi of CA                       5/3/93         93089414

California      Hewlett-Packard Co.                     3/29/93        93062948

California      Hewlett-Packard Co.                     3/29/93        93063004

California      Household Bank                          12/17/92       92268286

California      Hewlett-Packard Co.                     9/10/92        92197107

California      Hewlett-Packard Co.                     6/4/92         92122942

California      Chrysler Capital Corp., And GE
                Capital Corp.                           4/17/92        92078310

California      Hewlett Packard                         2/28/92        92040433

California      Hewlett Packard                         10/7/91        91217087

California      Hewlett Packard                         7/29/91        91164675

California      Hewlett Packard                         4/26/91        91091971

California      Hewlett Packard              2/4/91              91022158

California      Marine Midland Bank          9/19/86             86235488
                                             (continuation
                                             4/15/91)

California      Leasing Service Corp.        6/17/86             86154140
                (Assignee of
                Venturelease I)              (continuation
                                             4/15/91)

California      Textron Financial Corp.      6/6/86              86144705
                                             (continuation
                                             1/28/91)

California      Leasing Service Corp.        4/23/86             86101767
                (Assignee of
                Venturelease I)              (continuation
                                             2/28/91)


California      Leasing Service Corp.        4/23/86             86101767
                (Assignee of
                Venturelease I)              (continuation
                                             2/28/91)


California      Leasing Service Corp.        4/22/86             86099419
                (Assignee
                of Venturelease I)           (continuation
                                             2/28/91)

California      Textrol Financial Corp.      4/14/86             86094865
                                             (continuation
                                             1/8/91)

California      Textron Financial Corp.      4/14/86               86094867
                                             (continuation
                                             1/8/91)

California      Textron Financial Corp.      4/14/86               86094868
                                             (continuation
                                             1/8/91)